Exhibit 99.1

eHealth Announces Appointment of Lawrence M. Higby as

New Independent Director

MOUNTAIN VIEW, CA, September 17, 2008 – eHealth, Inc. (NASDAQ: EHTH) announced today that Lawrence M. Higby has been appointed as an independent director to eHealth’s Board of Directors.

Mr. Higby has served as the president and chief executive officer of Apria Healthcare Group Inc., a national provider of home healthcare products and services, since February 2002. From 1997 until his appointment as chief executive officer in February 2002, Mr. Higby served as Apria’s president and chief operating officer. Mr. Higby also served as Apria’s chief executive officer on an interim basis from January through May 1998. Prior to joining Apria, Mr. Higby served as president and chief operating officer of Unocal’s 76 Products Company and group vice president of Unocal Corporation from 1994 to 1997. Prior to Unocal, Mr. Higby held various positions with the Times Mirror Company, America’s Pharmacy, Inc., a division of Caremark, Inc., and PepsiCo.

“We are excited to have Larry join our board. His deep experience in healthcare and in managing strong, publicly-traded companies and visible brands will bring a seasoned perspective to our company,” said Gary Lauer, Chief Executive Officer and Chairman of the Board of Directors of eHealth.

Mr. Higby will be replacing Christopher Schaepe, who resigned from eHealth’s Board of Directors effective September 11, 2008. Mr. Schaepe served as a director since April 1999, and originally joined the company’s board as a representative of one of eHealth’s founding venture capital investors. Mr. Schaepe is now moving on to continue his focus on other venture-backed companies.

“We also want to thank Chris for his almost ten years of guidance and insight on our board,” said Lauer. “He’s been instrumental in the tremendous growth that we have seen as a company and the strong leadership position we hold today.”

About eHealth

eHealth, Inc. (NASDAQ: EHTH) is the parent company of eHealthInsurance, the nation’s leading online source of health insurance for individuals, families and small businesses. Through the company’s website, www.ehealthinsurance.com, consumers can get quotes from leading health insurance carriers, compare plans side by side, and apply for and purchase health insurance. eHealthInsurance offers thousands of health plans underwritten by more than 180 of the nation’s leading health insurance companies. eHealthInsurance is licensed to sell health insurance in all 50 states and the District of Columbia. eHealthInsurance and eHealth are registered trademarks of eHealthInsurance Services, Inc.

For more information, please contact:

Kate Sidorovich

Director of Investor Relations

eHealth, Inc.

(650) 210-3111

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